CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund and Mutual Financial Services Fund (six of a series of Franklin Mutual Series Fund Inc.) Prospectuses and "Auditor" in the Statements of Additional Information and to the incorporation by reference in the introduction to the Statement of Additional Information and Post-Effective Amendment Number 34 to the Registration Statement (Form N-1A, No. 33-18516) of our reports dated February 7, 2005 on the financial statements and financial highlights of Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund and Mutual Financial Services Fund (six of a series of Franklin Mutual Series Fund Inc.) in the Annual Reports for the year ended December 31, 2004.


/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 27, 2005